Exhibit 99.2

                DONEGAL GROUP ACQUIRES PENINSULA INSURANCE GROUP


Ralph G. Spontak
Senior Vice President and Chief Financial Officer
Phone    (717) 426-1931
Fax      (717) 426-7009

                                                          For Immediate Release


         MARIETTA, Pennsylvania, January 6, 2004 - Donegal Group Inc. (Nasdaq DGICA and DGICB) today reported that it had completed the previously announced acquisition of all of the outstanding capital stock of The Peninsula Insurance Company and Peninsula Indemnity Company from Folksamerica Holding Company, Inc. for approximately $23.0 million in cash.

         Peninsula operates as a multiple line carrier, primarily in Maryland, Delaware and Virginia. Personal lines coverages represent a majority of premiums written, with the balance coming from mercantile and service businesses. Peninsula's largest line of business is private passenger automobile liability and physical damage; other principal lines include homeowners and commercial multi-peril.

         Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group stated "An important part of our strategy is the selective acquisition of property and casualty insurers to augment our organic growth in our existing markets and expand into selected geographic regions. We believe the Peninsula acquisition will enhance our market position and agency representation in the Mid-Atlantic states while enabling us to leverage certain expenses over a greater premium base and consolidate various reinsurance costs in the future."

         Donegal Group Inc. is a property and casualty insurance holding company whose insurance subsidiaries offer personal and commercial lines of insurance to businesses and individuals in six Mid-Atlantic states (Connecticut, Delaware, Maryland, New York, Ohio and Pennsylvania), eight Southeastern states (Alabama, Arkansas, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Virginia) and four Midwestern states (Iowa, Nebraska, Oklahoma and South Dakota).

         All statements contained in this release that are not historic facts are based on current expectations. Such statements are forward-looking (as defined in the Private Securities Litigation Reform Act of 1995) in nature and involve a number of risks and uncertainties. Actual results could vary materially. Among the factors that could cause actual results to vary materially include: the ability of the Company to maintain profitable operations, the adequacy of the Company's reserves for losses and loss adjustment expenses, business and economic conditions in the Company's primary operating areas, competition from various insurance and non-insurance businesses, terrorism, legal and judicial developments, changes in regulatory requirements and other risks that are described from time to time in the periodic reports the Company files with the Securities and Exchange Commission. Undue reliance should not be placed on any such forward-looking statements.